SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009
THE TIMKEN COMPANY
(Exact Name of Registrant as Specified in its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

1-1169	34-0577130

(Commission File Number)	(I.R.S. Employer Identification No.)
1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798
(Address of Principal Executive Offices)     (Zip Code)
(330) 438-3000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On July 29, 2009, The Timken Company (the “Company”) and JTEKT Corporation (the “Purchaser”) entered into a definitive Sale and Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, the Purchaser has agreed to acquire the Company’s needle roller bearing business (the “Business”). The description of the Purchase Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated by reference.
The Purchaser has agreed to pay an aggregate purchase price of approximately $330 million for the Business (which includes certain receivables to be retained by Timken), subject to working capital adjustments. The closing of the transaction is expected to occur by the end of 2009, subject to customary regulatory approvals and the satisfaction or waiver of other closing conditions.
The Company’s Maromme, Moult, and Vierzon facilities located in France and other ancillary operations of the Business located in France will be included in the transaction if the applicable Timken entities determine to accept the offers set forth in the offer letter transmitted to them by Purchaser, which offers were submitted simultaneously with the signing of the Purchase Agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

99.1	Sale and Purchase Agreement, dated as of July 29, 2009, by and between The Timken Company and JTEKT Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY
By:	/s/ William R. Burkhart
William R. Burkhart
Senior Vice President and General Counsel
Date: July 29, 2009

EXHIBIT INDEX

Exhibit
Number	Description of Document
99.1	Sale and Purchase Agreement, dated as of July 29, 2009, by and between The Timken Company and JTEKT Corporation.